Exhibit 10.3

Black Hills Corporation
Omnibus Incentive Compensation Plan
Restricted Stock Unit Agreement

_________________

Congratulations on your award under the Black Hills Corporation Omnibus Incentive Compensation Plan (the “Omnibus Plan”) and your participation in the Black Hills Corporation Nonqualified Deferred Compensation Plan (the “NDC Plan”) (collectively, the “Plans”). This Agreement and the Plans together govern your rights to the award and set forth all of the conditions and limitations affecting such rights. Copies of the Plans have been delivered to you. Terms used in this Agreement that are defined in the Plans shall have the meanings ascribed to them in the respective Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plans, the Plans’ terms shall supersede and replace the conflicting terms of this Agreement. By signing below, you agree to be bound by all the provisions of the Plans and this Agreement.

Overview of Your Award.

1.

Number of Restricted Stock Units Granted. _______ Restricted Stock Units (“RSUs”), each unit corresponding to one share of Black Hills Corporation Common Stock. Each RSU constitutes only an unsecured promise of the Company to deliver a share of Common Stock to the Participant under the terms of the NDC Plan. As a holder of RSUs, the Participant has only the rights of a general unsecured creditor of the Company.

2.	Date of Grant. _____________

3.	Date of Vesting. Subject to continued employment under Section 4 below, the RSUs shall vest and become nonforfeitable in accordance with the following schedule (each date is a “Vesting Date”):

Shares	Date

4.

Employment by the Company. This Restricted Stock Unit Award is conditioned on the Participant’s remaining as an employee of Black Hills Corporation and its Affiliates (the “Company”) from the Date of Grant through (and including) the Vesting Dates. The Award of these Restricted Stock Units, however, shall not impose upon the Company any obligations to retain the Participant in its employ for any given period or upon any specific terms of employment.

5.

Termination of Employment by Reasons of Death, Disability, Retirement, and Vesting in Connection with a Change in Control. In the event the Participant’s employment is terminated by reason of Death, Disability, Retirement or in the event of a Change in Control prior to any one of the Vesting Dates, all RSUs then unvested and outstanding shall immediately vest one hundred percent (100%), and, as soon as is administratively practicable, the awards shall be settled in accordance with Section 7.

6.

Termination of Employment for Other Reasons. In the event the Participant’s employment is terminated for reasons other than those described in Section 5 herein prior to the Vesting Dates, then all outstanding RSUs granted hereunder that are unvested shall immediately be forfeited by the Participant.

7.	Settlement of RSU Award.

Settlement. The Company shall credit to Participant’s Account under the NDC Plan (or any successor Plan that may be adopted by the Company) as soon as practicable following the execution of this Agreement, the number of units specified above; provided, however, that any RSUs deferred remain subject to (a) the relevant Vesting Date for such portion of the Award and (b) any cancellation of the RSUs pursuant to Section 6. If the RSU does not vest, the deferral into the NDC Plan shall be null and void.

Dividend and Stock Split Equivalents. For so long as Participant holds RSUs in his or her Account under the NDC Plan, at the time any dividend is paid with respect to a share of Common Stock or any forward stock split occurs, the Company shall pay to Participant on the same date (or as soon as practicable thereafter) in respect of each RSU held by the Participant as of the record date for such dividend or split an amount at the Company’s sole, absolute and unfettered discretion, in cash, Common Stock, or other property, or in a combination thereof, in each case having a value equal to the dividend or split. Such amounts shall vest and shall be paid at the same time as the underlying RSU award is settled.

8.

Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement and the NDC Plan is to be paid. The designation of a beneficiary shall be made in accordance with the beneficiary designation procedures specified in the NDC Plan.

9.

Transferability. The RSUs are not transferable by the Participant, whether voluntarily or involuntarily, by operation of laws or otherwise. If any assessment, pledge, transfer, or other disposition, voluntary or involuntary, of the RSUs shall be made, or it any attachment, execution, garnishment, or client shall be issued against or placed upon the RSUs, then the Participant’s right to the RSUs shall immediately cease and terminate and the Participant shall promptly forfeit to the Company all RSUs awarded under this Agreement.

10.

Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including Participant’s FICA obligation), domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement as specified under the NDC Plan.

11.

Requirements of Law. The issuance of Shares under the Plans following settlement of the RSUs shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.

Inability to Obtain Authorization. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

13.

Severability. In the event any provision of this Agreement shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

14.

Continuation of Employment. This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

15.

Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of South Dakota without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in South Dakota and agree that such litigation shall be conducted in the courts of Pennington County or the federal courts of the United States for the District of South Dakota, Western Division.

16.

Miscellaneous. The Plan may be amended at any time, and from time to time, by a written instrument approved by the Board of Directors of Black Hills Corporation. No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

The Plan and this Agreement are binding upon Participant, as well as his/her heirs, executors, personal representatives, trustees, attorneys, agents, administrators, and successors.

Please refer any questions you may have regarding your RSU award to _____________. Once again, congratulations on receipt of your award.

Sincerely,

_________________________________________

Please acknowledge your agreement to participate in the Plans and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation:

Agreement to Participate

By signing a copy of this Agreement and returning it to ________________ of Black Hills Corporation, I acknowledge that I have read the Plans, and that I fully understand all of my rights under the Plans, as well as all of the terms and conditions which may limit my eligibility to exercise this Award. Without limiting the generality of the preceding sentence, I understand that my right to exercise this Award is conditioned upon my continued employment with Black Hills Corporation or its Subsidiaries.

________________________________________________